Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

INTUITIVE MACHINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	9,411,766	(2)	$4.19	(3)	$39,435,299.54	$0.00011020	$4,345.78
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	14,117,649	(4)	$4.19	(3)	$59,152,949.31	$0.00011020	$6,518.66
	Total Offering Amounts							$98,588,248.85		$10,864.44
	Total Fees Previously Paid							—		—
	Total Fee Offsets							—		—
	Net Fee Due							—		$10,864.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Intuitive Machines, Inc. (the “Registrant”) is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents the sum of the shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) issuable upon the exercise of (a) that certain that certain Series A Common Stock Purchase Warrant, which entitles the holder thereof to purchase up to 4,705,883 shares of Class A Common Stock at an exercise price of $4.75 per share (the “Series A Warrant”), and (b) that certain Series B Common Stock Purchase Warrant, which entitles the holder thereof to purchase up to 4,705,883 shares of Class A Common Stock at an exercise price of $4.75 per share (the “Series B Warrant” and, together with the Series A Warrant, the “PIPE Warrants”), by the holders thereof.
(3)	Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the Registrant’s Class A Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on September 19, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).
(4)	Represents the sum of (a) 4,705,883 shares of Class A Common Stock issued to Armistice Capital Master Fund Ltd. (“Armistice”) in connection with the closing a private placement pursuant to that certain Securities Purchase Agreement, dated as of August 30, 2023, by and between the Registrant and Armistice, and (b) 9,411,766 shares of Class A Common Stock issuable upon the exercise of the PIPE Warrants.